EXHIBIT 99

FOR IMMEDIATE RELEASE                                                            Contact: Paul Knopick

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ITRONICS INTRODUCES ENVIRONMENTALLY FRIENDLY GOLD'n GRO LIQUID FERTILIZER INJECTORS TO THE HOME LAWN AND GARDEN MARKET

-- Brings Specialty Agriculture Effectiveness to the Homeowner --

RENO, Nevada, August 5, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its subsidiary, Itronics Metallurgical, Inc., has launched an offering of GOLD'n GRO liquid fertilizer injectors at the GOLD'n GRO web page: http:// www.goldngro.com that will allow the homeowner to utilize fertilizer more effectively and in an environmentally superior manner.

"Our wholly owned subsidiary has been reviewing fertilizer injector technology for several years and is pleased to bring to the marketplace a unique line of liquid fertilizer injectors for the Home Lawn and Garden market", said Dr. John Whitney, Itronics President. "The injector units do not require an electrical hook up, are cost effective, and are easy to install and use. They will be especially helpful for application of GOLD'n GRO liquid fertilizers for the home owner who has lawn, landscaping, and garden or orchard areas of 5,000 square feet or larger."

Application of liquid fertilizer with irrigation water is known as fertigation. This method of applying liquid fertilizers has been used in the specialty agricultural field for a number of years. Its use has been increasing, not only because of labor savings in fertilizer application, but also because of the improved fertilizer efficiency and effectiveness that is achieved. Itronics Metallurgical is pleased to be able to offer similar technology to the homeowner.

Fertigation with liquid fertilizers has a number of important benefits, which are also good for the environment. When dry fertilizers are applied, they sit on the ground until they are dissolved by irrigation water or rain. Because of this, they are often washed away into storm sewers, leached into ground waters, or washed into streams, rivers, or lakes.

With fertigation, fertilizers are immediately available to the plant in small "bite size" amounts so more than 90 percent of the nutrients can be absorbed by the plants and are not left to run off or leach away. The amount of fertilizer used can be reduced by up to 40 percent, and plants develop stronger root structures that make plants more drought tolerant. It also reduces the amount of water needed to keep them healthy. Healthier plants are more able to fight disease and insect infestation. Locations using fertigation have reduced pesticide and herbicide use by up to 40 percent. The GOLD'n GRO liquid fertilizers have a broad base of nutrients and chelated trace elements, which not only provide improved plant nutrition, but also help restore soils and keep them healthy.

Communities and states throughout the United States have been seeking methods of reducing fertilizer leaching into ground water and run off into streams, rivers, and lakes. In Florida, which has more than 800 golf courses, fertigation has been adopted by a majority of the golf courses as a method of improving the efficiency of fertilizer usage and to reduce fertilizer run-off and infiltration into ground water. Adoption of fertigation in the home lawn and garden markets has the potential to provide similar environmental benefits while improving ease and efficiency of use and reducing fertilization costs for the home owner.

Itronics News Continued………

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly GOLD'n GRO liquid fertilizers and fertilizer injectors which can be used for lawns and houseplants, are available at the Company's 'e-store' catalog at http://www.goldngro.com and the popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" technology company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)